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                                 EXHIBIT C-14
                        STOCK OPTION AGREEMENT (COMMON)
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                            STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of November 3, 1998 by and between The Ziegler Companies, Inc., a Wisconsin corporation ("Ziegler"), and PMC International, Inc., a Colorado corporation (the "Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties are entering into a $3.5 million credit facility.

     WHEREAS, as a condition to Ziegler's willingness to enter into the $3.5 million credit facility, Ziegler has requested that the Company agree, and the Company has so agreed, to grant to Ziegler an option with respect to certain shares of the Company's Common Stock, $.01 par value ("Common Stock"), on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, to induce Ziegler to enter into the $3.5 million credit facility, and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. Grant of Option. The Company hereby grants as of the date hereof to Ziegler an irrevocable option (the "Company Option") to purchase 4,500,000 shares of Common Stock, subject to adjustment as provided in Section 7 (such shares being referred to herein as the "Company Shares"), in the manner set forth below at a price (the "Exercise Price") per Company Share of $.60 payable in cash. The Company Option shall expire on the later of (1) March 31, 1999, or
(2) fifteen (15) days after the date all loans (and interest) from Ziegler and its affiliates to the Company have been repaid in full and all amounts due to Ziegler under the Agreement and Plan of Merger have been paid in full ("the "Expiration Date").

          2. Exercise of Option. The Company Option may be exercised by Ziegler, in whole or in part, at any time or from time to time until the Company Option expires, without expense to Ziegler. In the event Ziegler wishes to exercise the Company Option, Ziegler shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Ziegler in an Exercise Notice delivered at least two business days prior to the date of the Closing. Upon the delivery by Ziegler to the Company of the Exercise Notice and the applicable aggregate Exercise Price, Ziegler shall be deemed to be the
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holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such Company Shares may not then be actually delivered to Ziegler.

          3. Closing. At any Closing, (a) the Company will deliver to Ziegler or its designee a single certificate in definitive form representing the number of the Company Shares designated by Ziegler in its Exercise Notice, such certificate to be registered in the name of Ziegler and to bear the legend set forth in Section 8, and (b) Ziegler will deliver to the Company the aggregate purchase price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates in the name of Ziegler or its designee.

          4. Representations and Warranties of the Company. The Company represents and warrants to Ziegler that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Ziegler, is enforceable against the Company in accordance with its terms, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, authorized and unissued Company Shares equal to 4,500,000 of the outstanding Shares of Common Stock, such amount being subject to adjustment as provided in Section 7, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Ziegler against full payment thereof, Ziegler will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under or the creation of a lien, pledge, security interest or other encumbrance on assets of the Company or any of its subsidiaries.

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          5.   Representations and Warranties of Ziegler.  Ziegler represents and warrants to the Company that (a) Ziegler is a corporation duly organized, validly existing under the laws of the State of Wisconsin and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Ziegler and the consummation by Ziegler of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ziegler and no other corporate proceedings on the part of Ziegler are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Ziegler and constitutes a valid and binding obligation of Ziegler, and, assuming this Agreement constitutes a valid and binding obligation of Company, is enforceable against Ziegler in accordance with its terms.

          6. Voting of Shares. Ziegler shall vote any shares of capital stock acquired by it pursuant to this Agreement, or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) as it sees fit.

          7. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on the Company contained in the Agreement and Plan of Merger, dated October 29, 1998, among Ziegler, ZACQ Corp., a Colorado corporation and wholly owned subsidiary of Ziegler, and the Company, in the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share provided in Section 1, shall be adjusted appropriately to restore to Ziegler its rights hereunder. Notwithstanding any other provision of this Agreement, from the date hereof to the Expiration Date, the Company shall not, without the prior written consent of Ziegler, issue or sell, or authorize or propose the issuance or sale of any shares of Common Stock, or securities convertible into any shares of Common Stock, or any rights, warrants or options to acquire any shares of Common Stock.

          8. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Ziegler pursuant to the Option, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s)

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without such reference if Ziegler shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act; and
(ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference. In addition, such certificates shall bear any other legend as may be required by law.

          9.   Binding Effect; No Assignment; No Third Party Beneficiaries.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

          10. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate or irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

          11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          12. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary to consummate the transactions contemplated hereby.

          13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery

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of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Ziegler is not permitted to acquire the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Ziegler to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

          14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally, or (ii) the next business day if sent by reputable overnight courier service, or
(iii) upon sending if sent by telecopy (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          A.   If to Ziegler, to:

                    The Ziegler Companies, Inc.
                    215 N. Main Street
                    West Bend, WI 53095-3317

                    Attention:   S. Charles O'Meara, Esq.

               with a copy to:

                    Quarles & Brady
                    411 East Wisconsin Avenue
                    Milwaukee, WI  53202-4497

                    Attention:   Conrad G. Goodkind, Esq.

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          B.   If to the Company, to:

                    PMC International, Inc.
                    555 17th Street, 14th Floor
                    Denver, CO 80202

                    Attention:   C.R. Tucker and Scott A. MacKillop

               with a copy to:

                    Holme Roberts & Owen LLP
                    Suite 4100, 1700 Lincoln
                    Denver, CO 80203

                    Attention:   Francis R. Wheeler, Esq.

          15. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be performed within such State.

          16. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          17. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          18. Extension of Time Periods. The time periods for exercise of certain rights under the Agreement shall be extended to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

          19. Replacement of Company Option. Upon receipt by the Company of evidence reasonably satisfactory to it on the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                    THE ZIEGLER COMPANIES, INC.


                                    By:  /s/ Dennis Wallestad
                                         -------------------------
                                         Name: Dennis Wallestad
                                               -------------------
                                         Title: CFO
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                                    PMC INTERNATIONAL, INC.


                                    By:  /s/ C.R. Tucker
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                                         Name: C.R. Tucker
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                                         Title: CEO
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